EXHIBIT 99.1

Press Release

Internap Announces CFO Retirement

Thursday May 27, 6:00 am ET

David A. Buckel to Succeed Robert R. Jenks

ATLANTA—May 27, 2004—Internap Network Services Corporation (AMEX:IIP - News), the leading provider of high-performance, managed Internet connectivity solutions to business customers, today announced that Robert R. Jenks, its Chief Financial Officer, is retiring as the company’s CFO and will be succeeded by David A. Buckel, currently head of financial operations.

Prior to joining the company, Jenks, a former GE Capital Services finance executive, had served as a financial advisor to the company on capital markets matters. “Bob’s capital markets knowledge and experience have been invaluable in solidifying the financial position of the Company,” said Gregory A. Peters, Internap’s President and Chief Executive Officer. “During his tenure as CFO, Internap successfully completed two equity offerings that raised nearly $70 million.”

“Making Internap financially stronger has been my primary focus since I joined Internap,” stated Jenks. “With that goal accomplished, I look forward to working with Internap as a financial advisor.”

Buckel, 42, has been with Internap since June 2003, serving in a number of key financial capacities, including as head of the company’s investor relations and financial planning and analysis functions, as well as leading the company through its March 2004 public offering. He has held numerous executive finance positions over a twenty-year period and was chief financial officer for two NASDAQ-listed public companies, Interland Corporation and AppliedTheory Corporation.

Peters added, “We are fortunate and pleased to have Dave, a seasoned finance executive with prior public company CFO experience and deep industry knowledge, on the team. He will provide strong and steady financial leadership as the company enters into a strategic growth stage.”

About Internap

Internap is the market leader of intelligent route-control solutions that bring reliability, performance and security to the Internet. The company’s patented and patent-pending technology address the inherent weaknesses of the Internet, enabling enterprises to take full advantage of the benefits of deploying business-critical applications such as e-commerce, Voice over IP (VoIP), video-conferencing, and streaming audio/video across the Internet. Through a portfolio of high-performance IP solutions, customers can bypass congestion points, overcome routing inefficiencies and optimize performance of their applications. Internap solutions are backed by an industry-leading performance guarantee that covers the entire Internet as opposed to just one network. These offerings include: network- and premise-based route optimization solutions, colocation, VPN, content distribution, managed security and managed storage services.

Internap currently serves more than 1,700 customers including Fortune 1000 and mid-tier enterprises in the financial services, government; travel/hospitality, manufacturing, media/entertainment, technology and retail industries. The company provides services throughout the United States, United Kingdom and Japan. For more information, please visit the company website at www.internap.com.

Contact:

Internap, Atlanta

Media Contact

David Sutton, 404-302-9721

dsutton@internap.com

or

Investor Contact

David Buckel, 404-302-9846

dbuckel@internap.com